Exhibit 99.1
Aurora Announces Proposed Public Offering of Class A Common Stock
PITTSBURGH, PA, July 31, 2024 - Aurora Innovation, Inc. (Nasdaq: AUR) today announced that it has commenced an underwritten public offering of up to $350 million of its Class A common stock. Aurora intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares to be sold in the proposed public offering. All of the shares of Class A common stock in this offering will be sold by Aurora. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
The shares of Class A common stock in the proposed underwritten public offering are being offered by Aurora pursuant to a Registration Statement on Form S-3 previously filed and declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and Aurora has filed a preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the proposed underwritten public offering, copies of which can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the underwritten public offering may also be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282-2198; Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue New York, New York 10022; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of the shares of Class A common stock in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to the timing, pricing and size of the public offering. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Aurora will be able to raise capital through the sale of Class A common stock or consummate the proposed offering; the final terms of the offering; and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares of Class A common stock; the satisfaction of closing conditions; and other risks. Information regarding the foregoing and additional risks are described in the Risk Factors sections of the preliminary prospectus supplement for the underwritten public offering filed with the SEC, and the documents incorporated by reference therein, including without limitation those risks and uncertainties identified in the “Risk Factors” section of Aurora’s Registration Statement on Form S-3 declared effective by the SEC on January 8, 2024, the accompanying prospectus, Aurora’s Annual Report on Form 10-K filed with the SEC on February 15, 2024, as amended by Aurora’s Form 10-K/A filed with the SEC on May 24, 2024, and other filings that Aurora makes with the SEC from time to time. All forward-looking statements reflect Aurora’s beliefs and assumptions only as of the date of this press release. Aurora undertakes no obligation to update forward-looking statements to reflect future events or circumstances.
Contacts
Investor Relations:
Stacy Feit
ir@aurora.tech
Media:
press@aurora.tech